Exhibit 99.1

Ocwen Financial Corporation®

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
Daniel C. O’Keefe
Vice President & Chief Accounting Officer
T: (407) 737-5713
E: daniel.o’keefe@ocwen.com

OCWEN FINANCIAL CORPORATION ANNOUNCES
THIRD QUARTER 2007 FINANCIAL RESULTS

West Palm Beach, FL – (October 30, 2007) Ocwen Financial Corporation (NYSE:OCN) today reported pre-tax income of $9.8 million for the third quarter of 2007 as compared to $26.4 million for the third quarter of 2006.For the nine months ended September 30, 2007, pre-tax income was $70.5 million, compared to $65.2 million a year ago.

Net income was $6 million or $0.09 per diluted share for the third quarter of 2007. This compares to $17.0 million or $0.25 per diluted share for the third quarter of 2006. For the nine months ended September 30, 2007 net income was $45.5 million or $0.66 per diluted share as compared to $192.6 million or $2.71 per diluted share for the same period in 2006. Net income for the nine months ended September 30, 2006 includes a tax benefit of $127.4 million, reflecting the second quarter 2006 reversal of $145.2 million of deferred tax asset valuation allowances that had been established in prior years.

Chairman and CEO William Erbey stated, “Our third quarter results reflect growth in Income from operations offset by losses in Other income (expense) resulting from the liquidity crisis that occurred in global capital markets during the quarter. Our 25% increase in Income from operations was driven by our Residential Servicing segment and the fee based loan processing businesses included in our Residential Origination Services segment. The current liquidity environment has had a significant negative impact on Other income (expense) due to an increase in interest expense associated with advance funding requirements and $14.6 million of losses related to the disposition and write down of non-core assets. Our efforts to reduce our investments in non-core, primarily subprime mortgage assets have resulted in lower interest income compared to the third quarter of 2006 but have also reduced our exposure to losses associated with those assets. Given the turmoil in the capital markets during the quarter, this quarter demonstrates the relative stability of a servicing operation as compared to an originator.

Our Residential Servicing segment generated Income from operations of $34.9 million for the third quarter of 2007, an increase of $3.7 million compared to the third quarter of 2006. Third quarter 2007 results reflect the impact of rising delinquencies and declining prepayment speeds. Rising delinquencies and declining prepayment speeds have resulted in: revenue growth lagging portfolio growth; decreased amortization of servicing rights; and increased interest expense related to advance financing. Largely as a result of this increase in interest expense, pre-tax income for the segment decreased by $2.0 million compared to the third quarter of 2006.

Revenue has not grown at the same rate as our portfolio for two reasons. First, declining prepayments have reduced our float balances and float income. Second, certain components of our servicing and subservicing fees, including servicing fees and late fees, are recognized when they are collected. Increasing delinquencies have resulted in lower collections relative to the size of our portfolio. Delinquencies affect the timing of servicing fee revenue recognition, but not the ultimate collection of servicing fees because servicing fees have priority over any interest or principal payments by the securitization trust on the bonds.

Ocwen Financial Corporation
Third Quarter 2007 Results
October 30, 2007

Excluding amortization of servicing rights, segment operating expenses have increased by $1.0 million or 3% as portfolio growth and rising delinquencies have caused us to increase our loss mitigation staffing. We have increased our loss mitigation staff at a greater rate than the rate of increase in delinquencies. However, our use of technology and our cost efficient global work force has allowed us to contain the growth of operating expenses.

Some measures relevant to our Residential Servicing Segment include:

•

Unpaid Principal Balance of loans and REO serviced: $55.7 billion, compared to $50.1 billion at September 30, 2006 and $53.1 billion at June 30, 2007. All periods exclude REO serviced pursuant to our contract with the VA, which amounted to $0.8 billion at September 30, 2007 and $0.7 billion at both September 30, 2006 and June 30, 2007.

•

Unpaid Principal Balance of non-performing loans and REO serviced: $8.1 billion (14.6% of total) compared to $3.6 billion (7.2% of total) at September 30, 2006. Loans for which borrowers are making scheduled payments under forbearance or bankruptcy plans are considered performing loans.

•	Prepayment speeds (average CPR): 22%, compared to 31% for the third quarter of 2006.

Third quarter results of our Ocwen Recovery Group segment include the operations of NCI, which we acquired on June 6, 2007. The NCI acquisition is the primary driver behind the growth in both segment revenue and operating expenses compared to the third quarter of 2006. The third quarter of 2007 largely reflects the pre-integration cost structure of NCI. As a result, the segment posted a pre-tax loss of $3.0 million for the quarter. We are making progress on our integration plan, and we have identified a number of areas in which substantial cost savings can be achieved once integration is complete.

Pre-tax income for our Residential Origination Services segment was $0.8 million for the third quarter of 2007, compared to $5.6 million for the third quarter of 2006. Our fee based loan processing businesses continue to perform well, having generated pre-tax contribution of $5.0 million for the third quarter of 2007, compared to $5.8 million for the third quarter of 2006. Contribution from these businesses totaled $12.9 million for the nine months ended September 30, 2007, compared to $11.4 million for the same period in 2006.

Other income for our Residential Origination Services segment decreased by $7 million compared to the third quarter of 2006 due to reduced investments in non-core assets and a reduction in market values in line with the overall decline in the value of mortgage assets. Interest income decreased by $6.5 million, reflecting reductions in our balances of loans held for resale and subordinates and residuals from $212.9 million and $46.2 million, respectively at September 30, 2006 to $83.9 million and $31.8 million at September 30, 2007.

Overall, the current liquidity environment had a significant impact on our third quarter results. In addition to total market value adjustments on trading securities and loans held for resale of $5.9 million, we incurred a loss of $8.7 million on the liquidation of certain discount certificates of deposit that we intended to hold to maturity, bringing total losses related to the liquidity environment to $14.6 million for the quarter.

In summary, our third quarter results reflect strong growth in operating income offset by other income (expense) items related to the turmoil in global capital markets.”

Ocwen Financial Corporation
Third Quarter 2007 Results
October 30, 2007

Segment Results (In thousands)

	Three months		Nine months

For the periods ended September 30,	2007	2006	2007	2006

Residential Servicing
Revenue	$86,919	$87,455	$270,638	$250,305
Operating expenses	51,970	56,162	175,920	170,468

Income from operations	34,949	31,293	94,718	79,837
Other income (expense), net	(13,054)	(7,362)	(39,057)	(19,969)

Income before income taxes	21,895	23,931	55,661	59,868

Ocwen Recovery Group
Revenue	16,872	1,740	25,002	5,797
Operating expenses	19,144	2,163	28,644	6,725

Loss from operations	(2,272)	(423)	(3,642)	(928)
Other income (expense), net	(727)	39	(866)	314

Loss before income taxes	(2,999)	(384)	(4,508)	(614)

Residential Origination Services
Revenue	19,100	20,061	53,612	54,507
Operating expenses	18,188	21,349	53,282	64,331

Income (loss) from operations	912	(1,288)	330	(9,824)
Other income, net	(78)	6,922	28,530	19,147

Income before income taxes	834	5,634	28,860	9,323

Corporate Items and Other
Revenue	2,561	893	8,240	7,126
Operating expenses	4,836	5,454	13,191	15,332

Loss from operations	(2,275)	(4,561)	(4,951)	(8,206)
Other income (expense), net	(7,622)	1,753	(4,525)	4,854

Loss before income taxes	(9,897)	(2,808)	(9,476)	(3,352)

Consolidated income before income taxes	$9,833	$26,373	$70,537	$65,225

Ocwen Financial Corporation is a leading business process outsourcing provider to the financial services industry, specializing in loan servicing, mortgage fulfillment and receivables management services. Ocwen is headquartered in West Palm Beach, Florida with offices in Arizona, California, Florida, Georgia, Illinois and New York and global operations in Canada, Germany and India. Utilizing our global infrastructure, state of the art technology, world-class training and six sigma processes, we provide solutions that make our clients’ loans worth more. Additional information is available at www.ocwen.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, the securitization market and our plans to securitize loans and expectations as to the impact of rising interest rates and cost-effective resources in India. Forward-looking statements are not guarantees of future performance, and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially.

Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following: general economic and market conditions, prevailing interest or currency exchange rates, governmental regulations and policies, international political and economic uncertainty, availability of adequate and timely sources of liquidity, federal income tax rates, real estate market conditions and trends and the outcome of ongoing litigation as well as other risks detailed in OCN’s reports and filings with the Securities and Exchange Commission, including its periodic report on Form 10-K for the year ended December 31, 2006 and Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007 and our Forms 8-K filed during 2007. The forward-looking statements speak only as of the date they are made and should not be relied upon. OCN undertakes no obligation to update or revise the forward-looking statements.

Ocwen Financial Corporation
Third Quarter 2007 Results
October 30, 2007

OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share data)

	Three months		Nine months

For the periods ended September 30,	2007	2006	2007	2006

Revenue
Servicing and subservicing fees	$99,093	$85,580	$283,762	$248,437
Process management fees	23,243	21,601	63,888	59,750
Other revenues	3,116	2,968	9,842	9,548

Total revenue	125,452	110,149	357,492	317,735

Operating expenses
Compensation and benefits	30,261	21,331	75,407	69,038
Amortization of servicing rights	22,022	27,082	81,810	81,034
Servicing and origination	16,738	13,303	45,666	39,207
Technology and communications	6,247	6,498	16,409	19,171
Professional services	5,852	6,984	18,938	22,383
Occupancy and equipment	7,163	4,785	18,133	14,584
Other operating expenses	5,855	5,145	14,674	11,439

Total operating expenses	94,138	85,128	271,037	256,856

Income from operations	31,314	25,021	86,455	60,879

Other income (expense)
Interest income	5,316	12,466	24,932	36,877
Interest expense	(17,533)	(11,558)	(47,864)	(38,874)
Gain (loss) on trading securities	(1,406)	2,156	17,675	3,483
Loss on loans held for resale, net	(2,474)	(85)	(5,167)	(1,306)
Other, net	(5,384)	(1,627)	(5,494)	4,166

Other income (expense), net	(21,481)	1,352	(15,918)	4,346

Income before income taxes	9,833	26,373	70,537	65,225
Income tax expense (benefit)	3,882	9,403	25,015	(127,364)

Net income	$5,951	$16,970	$45,522	$192,589

Earnings per share
Basic	$0.10	$0.27	$0.73	$3.06
Diluted	$0.09	$0.25	$0.66	$2.71

Weighted average common shares outstanding
Basic	62,505,269	62,505,740	62,774,324	62,855,616
Diluted	71,130,040	71,689,432	71,638,649	71,798,615

Ocwen Financial Corporation
Third Quarter 2007 Results
October 30, 2007

OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)

	September 30, 2007	December 31, 2006

Assets
Cash	$143,938	$236,581
Trading securities, at fair value
Investment grade	36,307	74,986
Subordinates and residuals	32,107	65,242
Investment in certificates of deposits	—	72,733
Loans held for resale, at lower of cost or market	83,862	99,064
Advances	350,997	324,137
Match funded advances	786,102	572,708
Mortgage servicing rights	210,601	183,743
Receivables	63,061	67,311
Deferred tax assets, net	171,472	176,135
Premises and equipment, net	36,266	35,469
Other assets	195,630	101,634

Total assets	$2,110,343	$2,009,743

Liabilities and Stockholders’ Equity Liabilities
Match funded liabilities	$696,296	$510,236
Servicer liabilities	169,813	383,549
Lines of credit and other secured borrowings	418,193	324,520
Debt securities	150,279	150,329
Other liabilities	80,522	81,340

Total liabilities	1,515,103	1,449,974

Minority interest in subsidiary	2,209	1,790

Stockholders’ Equity
Common stock, $.01 par value; 200,000,000 shares authorized; 62,527,360 and 63,184,867 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	625	632
Additional paid-in capital	177,396	186,660
Retained earnings	413,747	369,708
Accumulated other comprehensive income, net of taxes	1,263	979

Total stockholders’ equity	593,031	557,979

Total liabilities and stockholders’ equity	$2,110,343	$2,009,743